October 14, 2003	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.90 Per Share

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2003, were $.90 per share ($6,191,000) compared to the $.85 per share ($5,919,000) the company earned during the same quarter in the prior year. Excluding significant non-operating items (which are discussed below), operating earnings per share for the quarters ended September 30, 2003, and 2002 were $.85 and $.75, respectively, reflecting an increase of 13% during the September 30, 2003, quarter.

"We are pleased to report that operating earnings for the quarter ended September 30, 2003, compared favorably to the same quarter a year ago," said Great Southern President and CEO Joseph W. Turner. "The 13% increase in operating earnings per share was due to increases in net interest income and non-interest income. Like many banks, we experienced higher than normal loan origination volume in the third quarter, resulting in higher gains on the sale of these loans. Somewhat offsetting this were expenses associated with the disposition of a foreclosed asset."

For the nine months ended September 30, 2003, preliminary reported earnings were $2.52 per share ($17,460,000). For the nine months ended September 30, 2002, the company's reported earnings were $2.57 per share ($17,856,000). On an operating basis, earnings per share were $2.47 for the nine months ended September 30, 2003, compared to earnings per share of $2.20 for the same period in 2002, an increase of 12%.

For the three months ended September 30, 2003, annualized return on average equity was 21.43%; annualized return on average assets was 1.70%; and net interest margin was 3.94%. For the nine months ended September 30, 2003, annualized return on average equity was 20.78%; annualized return on average assets was 1.64%; and net interest margin was 3.86%.

A significant non-operating item occurred during the quarter ended September 30, 2003. Non-interest income was positively impacted by a pre-tax gain of $471,000 on the sale of $500,000 of available-for-sale convertible trust preferred securities.

By comparison, non-operating items which were previously reported for the quarter ended September 30, 2002, included a net positive pre-tax impact to non-interest income totaling $621,000 and a net positive pre-tax impact to interest income totaling $415,000.

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	Quarter Ended September 30,
	2003		2002
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share

Reported Earnings	$6,191	$.90	$5,919	$.85

Less: Gain on sales of
securities (net of taxes)	(316)	(.05)	(416)	(.06)

Less: Recovery of interest
income (net of taxes)	--	--	(278)	(.04)
Operating Earnings	$5,875	$.85	$5,225	$.75

	Year to Date September 30,
	2003		2002
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share

Reported Earnings	$17,460	$2.52	$17,856	$2.57

Less: Gain on sales of
securities (net of taxes)	(392)	(.05)	(2,308)	(.33)

Less: Recovery of interest
income (net of taxes)	--	--	(278)	(.04)
Operating Earnings	$17,068	$2.47	$15,270	$2.20

Stockholders' equity at September 30, 2003, was $115.3 million (7.7% of total assets), equivalent to a book value of $16.84 per share.

Non-performing assets at September 30, 2003, were $19.0 million, up $107,000 from December 31, 2002. Non-performings as a percentage of total assets were 1.27%. Compared to December 31, 2002, non-performing loans decreased $5.7 million to $8.8 million while foreclosed assets increased $5.8 million to $10.2 million. Non-performing loans decreased primarily as a result of the transfer to foreclosed assets of one relationship with a remaining balance of $2.8 million and another relationship with a remaining balance of $6.7 million. The $2.8 million relationship originally totaled $3.6 million and was most recently described in the June 30, 2003, Quarterly Report on Form 10-Q and was included in foreclosed assets at that time. During the quarter ended September 30, 2003, this property was sold with an additional loss of $450,000 recognized by Great Southern. This loss is included in non-interest expense in the September 30, 2003, financial statements. The $6.7 million relationship involves condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. This relationship, which originally totaled $7.3 million, was most recently described in the June 30, 2003, Quarterly Report on Form 10-Q and was included in foreclosed assets at that time. Partially offsetting these foreclosed assets additions, foreclosed assets decreased $1.4 million from the sale of a motel, condominium units and vacant land which were part of the $1.7 million relationship described in the December 31, 2002, Annual Report on Form 10-K.

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During the quarter ended September 30, 2003, two significant relationships were reclassified from potential problem loans to non-performing loans. The first relationship has a remaining balance of $952,000 and the second relationship has a remaining balance of $676,000. Both relationships are secured by commercial real estate and were most recently described in the June 30, 2003, Quarterly Report on Form 10-Q with the $676,000 relationship being a portion of a $2.1 million relationship.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended September 30, 2003, was at $38.92.

Great Southern Bancorp has subsidiary corporations offering banking, investment, insurance and travel services. The principal subsidiary, Great Southern Bank, is headquartered in Springfield, Missouri, and operates 29 branches and more than 140 ATMs throughout southwest and central Missouri.

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and nine months ended September 30, 2003, and 2002 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	September 30,	December 31,
	2003	2002
	(Dollars in thousands)

Total assets	$1,498,384	$1,402,638
Loans receivable, gross	1,081,015	1,018,935
Allowance for loan losses	20,823	21,288
Foreclosed assets, net	10,171	4,328
Available-for-sale securities, at fair value	254,676	236,269
Held-to-maturity securities, at amortized cost	54,776	52,587
Deposits	1,099,427	1,021,957
Total borrowings	275,540	268,494
Stockholders' equity	115,315	104,709
Non-performing assets	18,956	18,849

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2003	2002	2003	2002	2003
Selected Operating Data:(Dollars in thousands)
Interest income	$19,068	$20,513	$56,436	$60,447	$18,791
Interest expense	5,503	7,476	17,654	23,219	5,906
Net interest income	13,565	13,037	38,782	37,228	12,885
Provision for loan losses	1,200	1,300	3,600	4,300	1,200
Non-interest income	6,147	4,698	16,436	16,008	5,325
Non-interest expense	9,282	7,370	25,497	21,604	8,327
Provision for income taxes	3,039	3,146	8,661	9,476	2,872
Net income	$6,191	$5,919	$17,460	$17,856	$5,811

Per Common Share:
Net income (fully diluted)	$.90	$.85	$2.52	$2.57	$.84

Book value	$16.84	$14.63	$16.84	$14.63	$16.49
Earnings Performance Ratios:
Annualized return on average assets	1.70%	1.75%	1.64%	1.79%	1.65%
Annualized return on average stockholders' equity	21.43%	24.01%	20.78%	25.56%	20.71%
Net interest margin	3.94%	4.01%	3.86%	3.87%	3.89%
Average interest rate spread	3.72%	3.75%	3.64%	3.60%	3.68%
Adjusted efficiency ratio (excl. foreclosed assets)	43.94%	41.30%	44.13%	39.57%	44.39%
Non-interest expense to average total assets
(excl. foreclosed assets)	2.38%	2.16%	2.30%	2.11%	2.30%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.93%	2.16%	1.93%	2.16%	1.97%
Non-performing assets to period-end assets	1.27%	1.36%	1.27%	1.36%	1.41%
Non-performing loans to period-end loans	.81%	1.51%	.81%	1.51%	.80%
Annualized net charge-offs to average loans	.39%	.21%	.52%	.48%	.24%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	September 30,	December 31,
	2003	2002
	(Unaudited)
ASSETS
Cash	$ 66,843	$ 55,327
Interest-bearing deposits in other financial institutions	1,528	547
Cash and cash equivalents	68,371	55,874
Available-for-sale securities	254,676	236,269
Held-to-maturity securities	54,776	52,587
Mortgage loans held for sale	2,124	2,636
Loans receivable, net of allowance for loan losses of $20,823 - September 2003; $21,288 - December 2002	1,058,068	995,011
Interest receivable:
Loans	4,623	5,076
Investments	1,982	1,490
Prepaid expenses and other assets	11,486	16,452
Foreclosed assets held for sale, net	10,171	4,328
Premises and equipment, net	18,880	16,963
Federal Home Loan Bank stock	10,969	14,962
Intangible assets	167	--
Refundable income taxes	--	990
Deferred income taxes	2,091	--
Total Assets	$ 1,498,384	$ 1,402,638
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,099,427	$ 1,021,957
Federal Home Loan Bank advances	190,586	206,226
Short-term borrowings	66,340	43,304
Trust preferred securities	18,614	18,964
Accrued interest payable	1,555	2,485
Advances from borrowers for taxes and insurance	862	229
Accounts payable and accrued expenses	4,546	3,697
Income taxes payable	1,139	--
Deferred income taxes	--	1,067
Total Liabilities	1,383,069	1,297,929
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,325,002 shares	123	123
Additional paid-in capital	17,336	17,033
Retained earnings	159,898	145,931
Accumulated other comprehensive income:
Unrealized appreciation (depreciation) on available-for-sale securities, net of income taxes	(91)	2,568
	177,266	165,655
Less treasury common stock, at cost	(61,951)	(60,946)
Total Stockholders' Equity	115,315	104,709
Total Liabilities and Stockholders' Equity	$ 1,498,384	$ 1,402,638

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 16,020	$ 16,557	$ 47,069	$ 48,061
Investment securities and other	3,048	3,956	9,367	12,386
TOTAL INTEREST INCOME	19,068	20,513	56,436	60,447
INTEREST EXPENSE
Deposits	3,918	5,447	12,658	16,897
Federal Home Loan Bank advances	1,310	1,739	4,102	5,384
Short-term borrowings and trust preferred securities	275	290	894	938
TOTAL INTEREST EXPENSE	5,503	7,476	17,654	23,219
NET INTEREST INCOME	13,565	13,037	38,782	37,228
PROVISION FOR LOAN LOSSES	1,200	1,300	3,600	4,300
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,365	11,737	35,182	32,928
NON-INTEREST INCOME
Commissions	1,493	1,265	4,363	4,508
Service charges and ATM fees	2,897	2,217	8,177	6,089
Net gains on loan sales	797	341	1,914	1,035
Net realized gains on sales of available-for-sale securities	471	621	585	3,445
Other income	489	254	1,397	931
TOTAL NON-INTEREST INCOME	6,147	4,698	16,436	16,008
NON-INTEREST EXPENSE
Salaries and employee benefits	4,883	4,011	13,714	11,851
Net occupancy and equipment expense	1,649	1,441	4,650	3,888
Postage	427	362	1,246	1,057
Insurance	198	133	491	382
Advertising	160	190	502	457
Office supplies and printing	218	190	658	616
Expense on foreclosed assets	620	45	1,126	538
Other operating expenses	1,127	998	3,110	2,815
TOTAL NON-INTEREST EXPENSE	9,282	7,370	25,497	21,604
INCOME BEFORE INCOME TAXES	9,230	9,065	26,121	27,332
PROVISION FOR INCOME TAXES	3,039	3,146	8,661	9,476
NET INCOME	$ 6,191	$ 5,919	$ 17,460	$ 17,856
BASIC EARNINGS PER COMMON SHARE	$.90	$.86	$2.55	$2.60
DILUTED EARNINGS PER COMMON SHARE	$.90	$.85	$2.52	$2.57
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.14	$ .51	$ .55

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